Exhibit 10.1

LIMITED WAIVER AND AMENDMENT NO. 2
TO AMENDED AND RESTATED NOTE PURCHASE AGREEMENT

This Limited Waiver and Amendment No. 2 to Amended and Restated Note Purchase Agreement (this “Amendment”), dated as of February 27, 2013, is made by and among (i) AEMETIS ADVANCED FUELS KEYES, INC. (f/k/a AE Advanced Fuels Keyes, Inc.), a Delaware corporation (“AEAFK”), AEMETIS FACILITY KEYES, INC., a Delaware corporation and successor-in-interest to Keyes Facility Acquisition Corp., a Delaware corporation (“Keyes Facility”, together with AEAFK, the “Borrowers”), AEMETIS, INC. (formerly known as AE Biofuels, Inc.), a Nevada corporation (“Parent”), and (ii) THIRD EYE CAPITAL CORPORATION, an Ontario corporation, as agent for the Noteholders (“Agent”), THIRD EYE CAPITAL CREDIT OPPORTUNITIES FUND - INSIGHT FUND (“TEC Insight Fund Purchaser”) and SPROTT PC TRUST (“Sprott PC Trust Purchaser”, and together with TEC Insight Fund Purchaser, “Noteholders”).

RECITALS

A. The Borrowers, Agent and Noteholders entered into the Amended and Restated Note Purchase Agreement dated as of July 6, 2012, as amended by a Limited Waiver and Amendment No.1 to Amended and Restated Note Purchase Agreement dated as of October 18, 2012 (as the same may be amended, restated, supplemented, revised or replaced from time to time, the “Agreement”).  Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

B. The Borrowers have requested, and the Agent and Noteholders have agreed, to provide a limited waiver and amendment to the Agreement on the terms and conditions contained herein.

AGREEMENT

SECTION 1. Reaffirmation of Indebtedness.  The Borrowers hereby confirm that as of January 31, 2013, the outstanding principal balance of the Notes and accrued and unpaid interest thereon (excluding any Default or Event of Default interest) is $56,877,299.39.

SECTION 2. Amendments.  As of the date hereof, the following sections of the Agreement shall be and hereby are amended as follows:

(A) Recitals Part of Agreement.  The foregoing recitals are hereby incorporated into and made a part of the Agreement, including all defined terms referenced therein.

(B) Section 1.1 (Definitions).  Section 1.1 of the Agreement is hereby amended by substituting and adding the following definitions in lieu of or in addition to the versions of such terms and related definitions contained in the Agreement, as applicable, in the appropriate alphabetical order:

“Actual Paydown” has the meaning given to such term in Section 4.2(3) of the Agreement.

“Financing” means, collectively, (i) the issuance and sale by the Borrowers of $7,184,573.64 aggregate principal amount of Existing Notes pursuant to this Agreement, (ii) the issuance and sale by the Borrowers of $15,000,000 aggregate principal amount of Acquisition Notes pursuant to this Agreement, (iii) the issuance and sale by the Borrowers of up to $24,500,000 aggregate principal amount of Revolving Notes pursuant to this Agreement and (iv) the issuance and sale by the Borrowers of $10,000,000 aggregate principal amount of Revenue Participation Notes pursuant to this Agreement and (iv) the entry into by the parties thereto of the other transactions contemplated by the Financing Documents.

“First Amendment and Waiver Fee Advances” has the meaning given to such term in Section 2.4 of this Agreement.

“Non-Revolving Portion” means, the Special Advances, the First Amendment and Waiver Fee Advances and the Second Amendment and Waiver Fee Advance in the aggregate principal amount of up to $6,500,000.

“Notional Paydown” means the deemed notional payment by the Borrowers of $3,100,000 to be applied against the Revolving Portion of the Revolving Notes.

“Payment Event Date” means the earliest to occur of (a) the date of the completion of any equity offering of Capital Stock of any Company Party that results in gross proceeds of at least $5,000,000; (b) the date any Company Party receives any proceeds from the Program of $2,000,000 or more in the aggregate; (c) the date any Company Party receives proceeds of $1,000,000 or more in the aggregate from the California Energy Commission, whether in the form of a grant, loan, subsidy, tax credit or other similar benefit; and (d) May 1, 2013.

“Revolving Notes” means, collectively, the revolving notes to be issued by the Borrowers made payable to the Noteholders at the First Closing and any Subsequent Closing in the form attached hereto as Exhibit C-4 up to a maximum aggregate original principal amount of $24,500,000.

“Second Amendment and Waiver Fee Advance” has the meaning given to such term in Section 2.4 of this Agreement.

“Second Amendment Effective Date” means February 1, 2013.

“Subsequent Closing” means, at the option of the Borrowers, one or more Closings for the purchase and sale of Revolving Notes following the First Closing, in each case as contemplated herein, provided that no more than $24,500,000 principal amount of Revolving Notes shall be issued and outstanding at any time.

(C) Section 2.3 (Creation and Issuance of the  Notes). Section 2.3 of the Agreement is deleted in its entirety and replaced with the following:

“2.3 Creation and Issuance of the Notes.  The Borrowers hereby create and authorize the Notes for issuance in the aggregate principal amount of up to $56,684,573.64. The Notes shall be dated as of their applicable Issue Date (including all replacement certificates issued in accordance with this Agreement) and will become due and payable, together with all accrued and unpaid interest thereon, on the Maturity Date.  Other than the Revolving Portion of the Revolving Notes, which may be re-issued once redeemed, neither the Non-Revolving Portion of the Revolving Notes nor any other Notes, may be re-issued once redeemed.”

(D) Section 2.4 (Subsequent Closings and Revolving Notes).  Section 2.4 of the Agreement is deleted in its entirety and replaced with the following:

“2.4 Subsequent Closings and Revolving Notes.  Subject to the terms and conditions set forth in Section 2.2, on and after the date of this Agreement and upon written notice by the Borrowers to the Administrative Agent of not less than ten Business Days in substantially the form attached hereto as Exhibit B (each, a “Revolving Loan Request”), the Noteholders, severally, and not jointly, agree to issue Revolving Notes in an aggregate amount not to exceed at any time outstanding the amount identified in the Allocation Notice; provided, however, that (i) after giving effect to any outstanding Revolving Notes, the aggregate principal amount of all outstanding Revolving Notes shall not exceed $24,500,000, (ii) $3,000,000 of the Revolving Notes may only be used by the Borrowers to pay the First Amendment and Waiver Fee and for no other purpose (the “First Amendment and Waiver Fee Advances”), (iii) $1,500,000 of the Revolving Notes may only be used by the Borrowers to pay the cash portion of the Second Amendment and Waiver Fee (the “Second Amendment and Waiver Fee Advance”) and (iv) once the portion of the Revolving Notes representing the Second Amendment and Waiver Fee Advance, the First Amendment and Waiver Advances and the Special Advances have been redeemed, such amounts shall not be re-issued.  The aggregate principal amount of any new Revolving Notes issued at any Subsequent Closing must be at least $500,000 and in increments of $100,000. At each Subsequent Closing, the Borrowers shall deliver an officer’s certificate to the Administrative Agent and such other evidence reasonably acceptable to the Administrative Agent that the conditions precedent set forth in Section 2.2 have been met.  The proposed use of proceeds in each Revolving Loan Request shall be acceptable to the Agent in its reasonable discretion.”

(E) Section 4.2 (Redemption on Occurrence of Certain Events). Section 4.2 of the Agreement is amended by adding the following Section 4.2(3) immediately after Section 4.2(2):

“(3) Redemption of Notes upon Completion of the Parent Share Transaction. On the Second Amendment Effective Date, the outstanding Revolving Portion of the Revolving Notes shall be reduced by the Notional Paydown, which the Borrowers may re-issue in cash for qualified working capital purposes.  Any such re-issuance will not increase the aggregate principal amount of the Revolving Portion of the Revolving Notes. Amounts received by the Agent from the Chairman 10b5-1 Program shall be credited against the Notional Paydown (the “Actual Paydown”) in accordance with Section 2.11.  Upon the earlier of (a) the date on which all shares transferred to the Chairman 10b5-1 Program have been sold and (b) December 31, 2013, if the Notional Paydown is greater than the Actual Paydown on such date, the Borrowers shall pay the difference to the Agent within 15 days of such date, together with interest on such amount from the date of the Notional Paydown at the Revolving Notes Interest Rate increased by the Default Rate and otherwise calculated as if such amount had been outstanding under the Revolving Notes.  The Borrowers hereby acknowledge and agree that the Actual Paydown may be significantly less than the Notional Paydown.”

(F) Section 6.3 (Affirmative Covenants). Section 6.3 of the Agreement is amended by adding the following subsections immediately after subsection (bb):

“(cc) NASDAQ Listing.  The Common Shares shall be listed for trading on the NASDAQ no later than April 1, 2013.

(dd) Equity Offering.  The Parent may complete an equity offering of Common Shares by June 1, 2013 and, at the option of the Borrowers, up to $10,000,000 of the gross proceeds from such offering shall not be deemed to be a Redemption Event and instead shall be used for general corporate and working capital purposes.

(ee) Production of Milo-based Ethanol at the Keyes Plant.  The feedstock conversion at the Keyes Plant from corn to milo (the “Milo Conversion”) will result in a minimum corn-to-milo ratio of 80:20 and shall be completed no later than March 31, 2013.  The budget for the Milo Conversion provided to the Agent may only be changed with the approval of the Agent.  The Borrowers will provide the Agent with weekly updates, in form and substance acceptable to the Agent, including, without limitation, actual expenditures with variance to the budget, until completion of the Milo Conversion.

(ff) Earnings Release.  The Parent will publicly announce its fourth quarter and year-end financial results for the period ended December 31, 2012 no later than March 8, 2013.

(gg) 10b5-1 Program and Applicable Interest Rate.  Within three business days following the earnings release described in subsection (ff) above, the Parent shall cause the Chairman to enter into a written agreement with Morgan Stanley (the “Chairman’s 10b5-1 Program”) with respect to selling 6,231,159 Common Shares of the Parent held by McAfee Capital, LLC (the “Applicable Common Shares”).  The Chairman’s 10b5-1 Program shall provide that the Agent shall receive the net proceeds from all sales of the Applicable Common Shares and shall contain such other terms reasonably acceptable to the Agent.  The Chairman’s 10b5-1 Program shall not be amended or modified without the prior written consent of the Agent.  Until all Applicable Common Shares have been sold, neither the Chairman nor any of his Affiliates, shall have any agreement pursuant to Rule 10b5-1 with any other Person to dispose of any Capital Stock of the Parent.  Until the date that the Chairman’s 10b5-1 Program is fully-executed and binding on the parties thereto and the Applicable Common Shares have been transferred to Morgan Stanley with all appropriate documentation required by Morgan Stanley to commence selling the Applicable Common Shares, the Acquisition Notes Interest Rate, the Existing Notes Interest Rate, the Revolving Notes Interest Rate and the Revenue Participation Notes Interest Rate shall each be increased by 5% per annum.”

SECTION 3. Payments of Interest.  Notwithstanding anything to the contrary contained in the Agreement, for the period commencing on October 1, 2012 and ending on the Payment Event Date, interest on the Notes shall not be paid in cash and instead such interest shall be added to the then outstanding principal amount of the Notes on the date such interest payment is due.

SECTION 4. Limited Waiver.  Subject to the terms, covenants and conditions of this Amendment, Agent hereby waives the Borrowers’ obligation to pay or comply, and any Event of Default which has occurred or may occur solely as a result of such failures of the Borrowers to pay or comply with, the following:

(A) any redemption in respect of any Existing Note pursuant to Section 4.1(1), (2) and (3) of the Agreement for the period commencing on the Second Amendment Effective Date and ending on the Payment Event Date;

(B) the Keyes Plant Minimum Quarterly Production covenant pursuant to Section 6.2(b) of the Agreement for the quarters ending March 31, 2013 and June 30, 2013;

(C) the Free Cash Flow covenant pursuant to Section 6.2(a) of the Agreement for the quarters ending March 31, 2013 and June 30, 2013; and

(D) the payment of the Partial Amendment Fee in cash and in the amount of $1,000,000 due on January 1, 2013, which Partial Amendment Fee shall be paid in accordance with Section 6(B) hereof.

Except as expressly provided herein, nothing contained herein shall be construed as a waiver by Agent or Noteholders of any covenant or provision of the Agreement, the other Note Purchase Documents, or of any other contract or instrument among the Borrowers, any Company Party, Noteholders and Agent, and the failure of Agent or Noteholders at any time or times hereafter to require strict performance by the Borrowers or any Company Party of any provision thereof shall not waive, affect or diminish any right of Agent or Noteholders to thereafter demand strict compliance therewith.  Agent and Noteholders hereby reserve all rights granted under the Agreement, the Note Purchase Documents and any other contract or instrument among the Borrowers, any Company Party, Noteholders and Agent.

SECTION 5. Conditions to Effectiveness.  This Amendment, and the waivers contained herein, shall be effective only upon and subject to satisfaction of the following conditions precedent:

(A) Agent shall have received this Amendment duly executed by the parties hereto.

(B) Agent shall have received an amendment and waiver fee (the “Second Amendment and Waiver Fee”) comprised of (i) $1,500,000 (such amount payable in accordance with Section 6(A) hereof) and (ii) 750,000 Common Shares of the Parent, and such Second Amendment and Waiver Fee shall be deemed fully earned and nonrefundable and shall be payable in accordance with Section 6(A) hereof.

(C) Agent shall have received the Partial Amendment Fee in the amount of $1,000,000 paid in Common Shares of the Parent payable in accordance with Section 6(B) hereof.

(D) Agent shall have received the Second Amended and Restated Revolving Notes duly executed by the Borrowers in the original principal amount of $24,500,000.

(E) Agent shall have received evidence of the payment or pending appeal of real property taxes due and owing with respect to the Real Property subject to the Mortgages.

(F) Within 45 days following the Second Amendment Effective Date, Agent shall have received (i) an amendment to each of the Mortgages duly executed by the Borrowers in a form acceptable to Agent and (ii) a title endorsement issued by First American Title Insurance Company in favor of Agent insuring the priority of Agent’s Lien created by the Mortgages in a form acceptable to Agent.

(G) Agent shall have received a Reaffirmation and Amendment of Unconditional Personal Guaranty, duly executed by the Chairman, which includes an amendment to increase the Cap (as defined therein) from $10,000,000 to $15,000,000.

(H) Agent shall have received a Reaffirmation of Guaranty, duly executed by the Company Parties (other than the Borrowers).

(I) Agent shall have received a Reaffirmation and Amendment of Guaranty, duly executed by McAfee Capital LLC, which includes an amendment to add a cap of $8,000,000.

(J) Agent shall have received a certificate of a Senior Officer of the Parent and each Borrower certifying (1) that no change has occurred to the Organizational Documents of such Person since certified copies thereof were previously delivered to the Agent, except those changes to the bylaws of the Parent to effect the reverse split of its stock in order to qualify for NASDAQ acceptance (copies of such changes attached thereto) and (2) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors of each such Person authorizing the execution, delivery and performance of the Note Purchase Documents to which such Person is a party delivered in connection with this Amendment, and that such resolutions have not been modified, rescinded or amended and are in full force.

(K) Agent shall have received a copy of resolutions adopted by the board of directors of the Parent consenting to the pledge of an additional 7,500,000 Common Shares by McAfee Capital, LLC to Agent, and that such resolutions have not been modified, rescinded or amended and are in full force.

(L) Agent shall have received a duly executed copy of the Amendment No. 1 to Chairman’s Pledge Agreement pursuant to which McAfee Capital, LLC pledges an additional 7,500,000 Common Shares to Agent, together with delivery of stock certificates for such shares and related stock powers.

(M) Agent shall have performed and complied with all of the covenants and conditions required by this Amendment and the Note Purchase Documents to be performed and complied with upon the Second Amendment Effective Date.

(N) Agent shall have received all other approvals, opinions, documents, agreements, instruments, certificates, schedules and materials as Agent may reasonably request.

Each Borrower acknowledges and agrees that the failure to perform, or to cause the performance of, the foregoing covenants and agreements will constitute an Event of Default under the Agreement and Agent and Noteholders shall have the right to demand the immediate repayment in full in cash of all outstanding Indebtedness owing to Agent and Noteholders under the Agreement, the Notes and the other Note Purchase Documents.  In consideration of the foregoing and the transactions contemplated by this Amendment, each Borrower hereby (a) ratifies and confirms all of the obligations and liabilities of such Borrower owing pursuant to the Agreement and the other Note Purchase Documents, and (b) agrees to pay all costs, fees and expenses of Agent and Noteholders in connection with this Amendment.

SECTION 6.  Payment of Second Amendment and Waiver Fee and Partial Amendment Fee.  The Borrowers shall pay the fees owing, as follows:

(A)  the cash portion of the Second Amendment and Waiver Fee in the amount of $1,500,000 shall be added to the outstanding principal balance of the Revolving Notes as of the Second Amendment Effective Date.

(B)   $1,000,000 of the Partial Amendment Fee under the First Amendment and Waiver Fee Advances, which was earned and payable on January 1, 2013, shall be paid in Common Shares of the Parent, which shall be calculated using the following formula based on the closing share price on January 1, 2013 as follows and stock certificates representing such shares shall be delivered to the Agent within five Business Days following the Second Amendment Effective Date:

# of shares of common stock   =   Amount of such Partial Amendment Fee

 90% of closing price of common stock

SECTION 7.  Agreement in Full Force and Effect as Amended.  Except as specifically amended or waived hereby, the Agreement and other Note Purchase Documents shall remain in full force and effect and are hereby ratified and confirmed as so amended.  Except as expressly set forth herein, this Amendment shall not be deemed to be a waiver, amendment or modification of, or consent to or departure from, any provisions of the Agreement or any other Note Purchase Document or any right, power or remedy of Agent or Noteholders thereunder, nor constitute a waiver of any provision of the Agreement or any other Note Purchase Document, or any other document, instrument or agreement executed or delivered in connection therewith or of any Default or Event of Default under any of the foregoing, in each case whether arising before or after the date hereof or as a result of performance hereunder or thereunder.  This Amendment shall not preclude the future exercise of any right, remedy, power, or privilege available to Agent or Noteholders whether under the Agreement, the other Note Purchase Documents, at law or otherwise.  All references to the Agreement shall be deemed to mean the Agreement as modified hereby.  This Amendment shall not constitute a novation or satisfaction and accord of the Agreement or any other Note Purchase Documents, but shall constitute an amendment thereof.  The parties hereto agree to be bound by the terms and conditions of the Agreement and Note Purchase Documents as amended by this Amendment, as though such terms and conditions were set forth herein.  Each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of similar import shall mean and be a reference to the Agreement as amended by this Amendment, and each reference herein or in any other Note Purchase Documents to “the Agreement” shall mean and be a reference to the Agreement as amended and modified by this Amendment.

SECTION 8.  Representations.  Each of the Parent and the Borrowers hereby represents and warrants to Agent and Noteholders as of the date of this Amendment as follows:  (A) it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation; (B) the execution, delivery and performance by it of this Amendment and all other Note Purchase Documents executed and delivered in connection herewith are within its powers, have been duly authorized, and do not contravene (i) its articles of incorporation, bylaws or other organizational documents, or (ii) any applicable law; (C) no consent, license, permit, approval or authorization of, or registration, filing or declaration with any Governmental Entity or other Person, is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment or any other Note Purchase Documents executed and delivered in connection herewith by or against it; (D) this Amendment and all other Note Purchase Documents executed and delivered in connection herewith have been duly executed and delivered by it; (E) this Amendment and all other Note Purchase Documents executed and delivered in connection herewith constitute its legal, valid and binding obligation enforceable against it in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity; (F) after giving effect to this Amendment, it is not in default under the Agreement or any other Note Purchase Documents and no Event of Default exists, has occurred and is continuing or would result by the execution, delivery or performance of this Amendment; (G) the representations and warranties contained in the Agreement and the other Note Purchase Documents are true and correct in all material respects as of the date hereof as if then made, except for such representations and warranties limited by their terms to a specific date; and (H) with respect to the Milo Conversion, (1) the Borrowers are proceeding with the Milo Conversion, which will result in a minimum corn-to-milo ratio of 80:20, (2) the Borrowers have sufficient cash-on-hand and/or binding equity commitments to fully finance the Milo Conversion, when combined with the proceeds from the Revolving Portions of the Revolving Notes (after giving effect to the Notional Paydown) and (3) the budget for the Milo Conversion provided to the Agent is current and accurate as of the date hereof.

SECTION 9. Miscellaneous.

(A) This Amendment may be executed in any number of counterparts (including by facsimile or email), and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument but all of which together shall constitute one and the same agreement.  Each party agrees that it will be bound by its own facsimile or scanned signature and that it accepts the facsimile or scanned signature of each other party.  The descriptive headings of the various sections of this Amendment are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof or thereof.  Whenever the context and construction so require, all words herein in the singular number herein shall be deemed to have been used in the plural, and vice versa, and the masculine gender shall include the feminine and neuter and the neuter shall include the masculine and feminine.  The use of the word “including” in this Amendment shall be by way of example rather than by limitation.  The use of the words “and” or “or” shall not be inclusive or exclusive.

(B) This Amendment may not be changed, amended, restated, waived, supplemented, discharged, canceled, terminated or otherwise modified without the written consent of the Borrowers and Agent.  This Amendment shall be considered part of the Agreement and shall be a Note Purchase Document for all purposes under the Agreement and other Note Purchase Documents.

(C) This Amendment, the Agreement and the Note Purchase Documents constitute the final, entire agreement and understanding between the parties with respect to the subject matter hereof and thereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements between the parties, and shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto and thereto.  There are no unwritten oral agreements between the parties with respect to the subject matter hereof and thereof.

(D) THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE CHOICE OF LAW PROVISIONS SET FORTH IN THE AGREEMENT AND SHALL BE SUBJECT TO THE WAIVER OF JURY TRIAL AND NOTICE PROVISIONS OF THE AGREEMENT.

(E) Neither the Parent nor any Borrower may assign, delegate or transfer this Amendment or any of their rights or obligations hereunder.  No rights are intended to be created under this Amendment for the benefit of any third party donee, creditor or incidental beneficiary of the Borrowers or any Company Party.  Nothing contained in this Amendment shall be construed as a delegation to Agent or Noteholders of the Borrowers or any Company Party’s duty of performance, including any duties under any account or contract in which Agent or Noteholders have a security interest or lien.  This Amendment shall be binding upon the Borrowers, the Parent and their respective successors and assigns.

(F) All representations and warranties made in this Amendment shall survive the execution and delivery of this Amendment and no investigation by Agent or Noteholders shall affect such representations or warranties or the right of Agent or Noteholders to rely upon them.

(G) THE BORROWERS AND THE PARENT ACKNOWLEDGE THAT SUCH PERSON’S PAYMENT OBLIGATIONS ARE ABSOLUTE AND UNCONDITIONAL WITHOUT ANY RIGHT OF RECISSION, SETOFF, COUNTERCLAIM, DEFENSE, OFFSET, CROSS-COMPLAINT, CLAIM OR DEMAND OF ANY KIND OR NATURE WHATSOEVER THAT CAN BE ASSERTED TO REDUCE OR ELIMINATE ALL OR ANY PART OF ITS LIABILITY TO REPAY THE “OBLIGATIONS” OR TO SEEK AFFIRMATIVE RELIEF OR DAMAGES OF ANY KIND OR NATURE FROM AGENT OR ANY NOTEHOLDER.  THE BORROWERS AND THE PARENT HEREBY VOLUNTARILY AND KNOWINGLY RELEASE AND FOREVER DISCHARGE AGENT AND EACH NOTEHOLDER AND THEIR RESPECTIVE PREDECESSORS, AGENTS, EMPLOYEES, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “RELEASED PARTIES”), FROM ALL POSSIBLE CLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, DAMAGES, COSTS, EXPENSES, AND LIABILITIES WHATSOEVER, KNOWN OR UNKNOWN, ANTICIPATED OR UNANTICIPATED, SUSPECTED OR UNSUSPECTED, FIXED, CONTINGENT, OR CONDITIONAL, AT LAW OR IN EQUITY, ORIGINATING IN WHOLE OR IN PART ON OR BEFORE THE DATE THIS AMENDMENT IS EXECUTED, WHICH SUCH PERSON MAY NOW OR HEREAFTER HAVE AGAINST THE RELEASED PARTIES, IF ANY, AND IRRESPECTIVE OF WHETHER ANY SUCH CLAIMS ARISE OUT OF CONTRACT, TORT, VIOLATION OF LAW OR REGULATIONS, OR OTHERWISE, AND ARISING FROM ANY “LOANS”, INCLUDING ANY CONTRACTING FOR, CHARGING, TAKING, RESERVING, COLLECTING OR RECEIVING INTEREST IN EXCESS OF THE HIGHEST LAWFUL RATE APPLICABLE, THE EXERCISE OF ANY RIGHTS AND REMEDIES UNDER THE AGREEMENT OR OTHER NOTE PURCHASE DOCUMENTS, AND NEGOTIATION FOR AND EXECUTION OF THIS AMENDMENT.

{Signatures appear on following pages.}

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

BORROWERS: AEMETIS ADVANCED FUELS KEYES, INC.

By:	/s/ Eric A. McAfee
Name:	Eric A. McAfee
Title:	Chief Executive Officer

AEMETIS FACILITY KEYES, INC.

By:	/s/ Eric A. McAfee
Name:	Eric A. McAfee
Title:	Chief Executive Officer

PARENT: AEMETIS, INC.

By:	/s/ Eric A. McAfee
Name:	Eric A. McAfee
Title:	Chief Executive Officer

ADMINISTRATIVE AGENT: THIRD EYE CAPITAL CORPORATION

By:	/s/ Arif N. Bhalwani
Name:	Arif N. Bhalwani
Title:	Managing Director

By:	/s/ David G. Alexander
Name:	David G. Alexander
Title:	Managing Director

Signature Page to Limited Waiver and Amendment No. 2

NOTEHOLDERS: SPROTT ASSET MANAGEMENT GP INC., in its capacity as general partner of SPROTT ASSET MANAGEMENT L.P., in its capacity as Manager of SPROTT PC TRUST

By:	/s/ Steve Rostowsky
Name:	Steve Rostowsky
Title:	CFO

THIRD EYE CAPITAL CREDIT OPPORTUNITIES S.ar.l, it its capacity as Managing General Partner of THIRD EYE CAPITAL CREDIT OPPORTUNITIES FUND – INSIGHT FUND

By:	/s/ Richard Goddard
Name:	Richard Goddard
Title:	Manager

By:	/s/ Robert L. DeNormandie
Name:	Robert L. DeNormandie
Title:	Manager

Acknowledged and agreed with respect to Section 6.3(gg)

/s/ Eric A. McAfee
Eric A. McAfee

Signature Page to Limited Waiver and Amendment No. 2